FORM 5


Check this box if no longer
subject to Section 16. Form 4
or Form 5 obligations may
continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section
30(f) of the Investment Company Act of 1940
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1.
Name and Address of Reporting Person*
                     Manning            Carol        J.
2.
Issuer Name and Tickler or Trading Symbol
Woodward Governor Company -  WGOV
6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

___
Director
___
10% Owner

_x__
Officer (give title below)
___
Other (specify below)

Corporate Secretary________________________

(Last)     (First)     (Middle)

5001 N. Secon Street
3.
I.R.S. Identification
Number of Reporting
Person, if an entity
(voluntary)

4.
Statement for
Month/Year


(Street)

Rockford    IL          61125-7001

5.
If Amendment, Date of
Original (Month/Year)

7.
Individual or Joint/Group Filing (Check Applicable Line)

___
Form filed by One Reporting Person

___
Form filed by More than One Reporting Person

(City)     (State)     (Zip)
Table I  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.
Title of Security
(Instr. 3)

2.
Transaction Date


(Month/Day/Year)

3.
Transaction
Code
(Instr. 8)

4.
Securities Acquired
(A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.
Amount of Securities
Beneficially Owned at End
of Month

(Instr. 3 and 4)

6.
Ownership
Form: Direct
(D) or
Indirect (I)
(Instr. 4)

7.
Nature of
Indirect
Beneficial
Ownership


(Instr. 4)



Code
V
Amount
(A)
or
(D)
Price



Woodward Governor Company Common Stock







1,653.674
D

Woodward Governor Company Common Stock







195
I
IRA
Woodward Governor Company Common Stock







4,545.657
I
Stock Plan
Woodward Governor Company Common Stock







1,516.340
I
Husband's
IRA







































































Table II Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.
Title of
Derivative
Security
(Instr.3)

2.
Conversion
or Exercise
Price of
Derivative
Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction
Code
(Instr. 8)

5.
Number of Derivative
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

6.
Date Exerciseable
and Expiration
Date
(Month/Day/Year)

7.
Title and
Amount of
Underlying
Securities
(Instr. 3
and 4)

8.
Price of
Derivative
Security
(Instr. 5)

9.
Number of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

10.
Ownership
Form of
Derivative
Securities
Beneficially
Owned at
End of
Month
(Instr. 4)

11.
Nature of
Indirect
Beneficial
Ownership
(Instr. 4)




Code
V
(A)
(D)
Date
Exercisable
Expiration
Date
Title
Amount
or
Number
of
Shares



























































































































































Explanation of Responses:






______Carol J. Manning____________________________
**Signature of Reporting Person
November 13, 2000

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.

If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Intentional misstatements or omissions of facts constitute
Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed. If space is insufficient, see
Instruction 6 for procedure